EXHIBIT 4(t)

                                 GENERAL RELEASE
                                 ---------------

     KNOW ALL MEN BY THESE PRESENTS, that SELEX INTERNATIONAL, B. V., a company organized under the laws of The Netherlands, ("Releasor"),in consideration of the sum of Ten and No/100 ($10.00) and other good and valuable consideration to them in hand paid, the receipt of which is hereby acknowledged, do hereby for themselves and their heirs, executors, administrators, successors and assigns, release, hold harmless, and forever discharge THE DELTONA CORPORATION, a Delaware corporation, their franchise dealers, successors, subsidiary
corporations,       assigns,       employees,       officers,and       directors
(collectively"Releasee"), from any and all manner of obligations, claims, demands, damages, causes of action or suits that Releasor might now have or that might subsequently accrue to Releasor by reason of any manner or thing whatsoever, particularly growing out of or in any way connected with, directly or indirectly, that certain Agreement of August 19, 1997 entered into between Releasor and THE DELTONA CORPORATION, a Delaware corporation, including loan documents, mortgages and notes, if any.

     The foregoing recited consideration for this General Release includes the right of Release to retain certain monies paid in under said Agreement.

     In Witness Whereof, we have given this General Release on this 13th day of November, 1997.


                                             SELEX INTERNATIONAL B.V.


                                             By: /s/ Antony Gram
                                                 ---------------------------
                                                 ANTONY GRAM, Director

STATE OF FLORIDA
COUNTY OF DADE

     The foregoing instrument was acknowledged before me this 13th day of November, 1997, by ANTONY GRAM, Director of SELEX INTERNATIONAL, B.V., a company organized under the laws of The Netherlands, who is personally known to me.


/s/ Nancy Roche
---------------------------
Notary Public